Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 29th day of October, 2003 by and among Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), Prime Group Realty, L.P., a Delaware limited partnership and the operating partnership for PGRT (“Prime”) (Prime and the Trust are hereinafter sometimes collectively referred to as “Employer”), and Richard M. FitzPatrick, an individual domiciled in the State of Texas (“Executive”).

W I T N E S S E T H

A. Employer is engaged primarily in the ownership, management, leasing, marketing, acquisition, sale, development and construction of office and industrial real estate facilities throughout the United States.

B. Employer believes that it would benefit from the application of Executive’s particular and unique skill, experience, and background in the position of Executive Vice President and Chief Financial Officer of the Trust in connection with the (i) acquisition, disposition, financing, leasing and development of office and industrial properties and the management thereof, (ii) the negotiation and consummation of joint venture transactions relating to office and other properties, and (iii) the management oversight relating to the foregoing.

C. Executive wishes to commit to serve Employer in the position set forth herein on the terms herein provided.

D. The parties wish to enter into this Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree as follows:

1. Employment and Duties. During the Employment Term (as defined in Section 2 hereof), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as Executive Vice President and Chief Financial Officer of the Trust on the terms and conditions provided in this Agreement. Executive shall promote the business and business concept of Employer. The Executive shall report directly to, and shall work under the direction and supervision of the Chairman and/or Chief Executive Officer of Employer, either of whom may from time to time further define and clarify Executive’s duties and services hereunder as Executive Vice President and Chief Financial Officer of the Trust. Executive agrees to devote Executive’s best efforts and all of Executive’s business time, attention, energy and skill to perform Executive’s duties as Executive Vice President and Chief Financial Officer of the Trust.

2. Term. The term of this Agreement shall commence on the date hereof and expire one year after the date of this Agreement on October 29, 2004 (the “Initial Term”), provided, however, that this Agreement shall automatically be renewed for successive one year terms following the Initial Term (each a “Renewal Term” and together with the Initial Term, the “Employment Term”), unless at least six (6) months prior to, in the case of a non-renewal by Employer, or at least thirty (30) days prior to, in the case of a non-renewal by Executive, the end of the Initial Term or any Renewal Term, as applicable, either party shall give the other written notice of its intention to terminate this Agreement.

3. Compensation and Related Matters. (a) Base Salary. As compensation for performing the services required by this Agreement during the Employment Term, Employer shall pay to Executive an annual salary of no less than Two Hundred and Twenty-Five Thousand Dollars ($225,000.00) (“Base Compensation”), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee (the “Committee”) of the Board of Trustees of PGRT (the “Board”) or the Board, based on periodic reviews of Executive’s performance conducted on at least an annual basis.

(b) Bonus. In addition to Base Compensation, the Board and/or the Committee, in their sole and absolute discretion, may, but in no event shall be obligated to, authorize the payment of an annual bonus, which may be pro-rated for partial calendar years (a “Performance Bonus Distribution”), payable at the discretion of the Committee in cash, common shares in PGRT and/or options for PGRT shares to Executive based upon achievement of such corporate and individual performance goals and objectives as may be established or determined by the Board or the Committee from time to time.

(c) Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and Executive’s eligible dependents shall have the right to participate in the medical and dental benefit plan sponsored by Employer (which may include contributions by Executive) and in any other retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other executive officers of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code as the same may be amended from time to time (the “Code”), Employer shall have the right to exclude Executive from that plan in return for Executive’s participation in (i) a nonqualified deferred compensation plan or (ii) an arrangement providing substantially comparable benefits under a plan that is either qualified or nonqualified under the Code at Employer’s option.

(d) Expenses. Executive shall be reimbursed, subject to Employer’s receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the

-  2  -

performance of Executive’s duties hereunder, including expenses for (i) business related travel and entertainment costs, and (ii) for travel and housing expenses in amounts and pursuant to such parameters as shall be reasonably approved by the Employer in connection with Executive’s commute from his Texas domocile.

(e) Vacations. During the Employment Term, Executive shall be entitled to vacation in accordance with Employer’s practices, as such practices may be amended or modified from time to time by Employer, provided that Executive shall be entitled to at least three (3) weeks paid vacation in each full calendar year. Executive may not accrue unused vacation time if not used in any calendar year or years. Executive shall not be entitled to a payment for any vacation time which has accrued but has not been used as of the date of the termination of Executive’s employment with Employer.

4. Termination and Termination Benefits. (a) Termination by Employer. (i) Without Cause. Employer may terminate this Agreement and Executive’s employment at any time (other than for Cause, as that term is defined in Section 4(a)(ii) hereof) upon thirty (30) days’ prior written notice to Executive. In connection with the termination of Executive’s employment pursuant to this Section 4(a)(i), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (C) Employer shall pay to Executive the Termination Compensation specified in Section 4(d) hereof.

(ii) With Cause. Employer may terminate this Agreement for Cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform Executive’s duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Executive’s employment pursuant to this Section 4(a)(ii), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, and (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination. For purposes of this Section 4(a)(ii), “Cause” shall mean (1) a finding by the Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (2) Executive’s conviction of (or plea of nolo contendere to) a felony involving acts of dishonesty, financial untrustworthiness or adversely impacting Executive’s ability to perform Executive’s duties hereunder, (3) Executive’s failure to perform (which shall not include inability to perform due to disability) in any material respect Executive’s material duties under this Agreement after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive’s failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), (4) the breach by Executive of any of Executive’s material obligations hereunder (other than those covered by clause (3) above) and the failure of Executive to cure such breach within thirty (30) days after receipt by Executive of a written notice of Employer specifying in reasonable detail the nature of the breach, or (5) Executive’s sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction,

-  3  -

such sanction materially impedes or impairs the ability of Executive to perform Executive’s duties and exercise Executive’s responsibilities hereunder in a satisfactory manner).

(b) Termination by Executive. (i) Without Good Reason. Executive may terminate this Agreement and Executive’s employment at any time for any reason or for no reason upon thirty (30) days’ written notice to Employer, during which period Executive shall continue to perform Executive’s duties under this Agreement if Employer so elects. In connection with the termination of Executive’s employment pursuant to this Section 4(b)(i), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, and (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination.

(ii) For Good Reason. Executive may terminate this Agreement (a) for Good Reason (as defined below) upon thirty (30) days’ written notice to Employer or (b) in the event of a Change of Control (as defined below), upon written notice to Employer within thirty (30) days after the occurrence of such Change of Control. In connection with the termination of Executive’s employment pursuant to this Section 4(b)(ii), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (C) Employer shall pay to Executive the Termination Compensation specified in Section 4(d) hereof.

“Good Reason” shall mean any material breach by Employer of the terms of this Agreement which is not cured within thirty (30) days after receipt by Employer of a written notice from Executive specifying in reasonable detail the nature of the breach, except for a failure to pay earned Base Compensation, which shall be cured as soon as reasonably practicable.

A “Change of Control” of Employer shall be deemed to have occurred if: (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” as defined in Section 13(d)(3) of the Exchange Act (but excluding a trustee or other fiduciary holding securities under an employee benefit plan of Employer), becomes the beneficial owner of shares of beneficial interests or limited partnership interests, as applicable, of Employer having at least fifty percent (50%) of the total number of votes that may be cast for the election of trustees of Employer; (2) the merger or other business combination of Employer, sale of all or substantially all of Employer’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction immediately following which the shareholders of Employer immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction); or (3) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were trustees of Employer immediately before the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or a majority of the board of trustees of any successor to Employer, provided that, any trustee who was not a trustee as of the date hereof shall be deemed to be an Incumbent Director if such trustee was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the trustees who then qualified

-  4  -

as Incumbent Directors either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision.

(c) Death or Disability. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive’s death or a disability preventing Executive from performing his duties for more than three (3) months (a “Disability”). In such event, (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the date of such death or Disability, (B) Employer shall provide to Executive the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d) and 3(e) hereof up to the date of such death or disability, and (C) Employer shall pay to Executive the Termination Compensation specified in Section 4(d) hereof, but only if and to the extent that Employer actually obtained insurance coverage for Executive at commercially reasonable rates in Employer’s discretion which reimburses Employer for such amounts. As an alternative to the foregoing and notwithstanding anything in this Agreement to the contrary, Employer may elect that any such insurance be payable directly to Executive or a beneficiary of Executive and Employer shall be relieved from making any payments in connection with the death or disability of Executive pursuant to this Section 4(c).

(d) Termination Compensation. In the event of a termination of this Agreement pursuant to Section 4(a)(i) (by Employer without cause) or 4(b)(ii) (by Executive for good reason) hereof, Employer shall pay to Executive, within thirty (30) days of termination, an amount in one lump sum (“Termination Compensation”) equal to fifty percent (50%) of Executive’s then current annual Base Compensation; provided, however, that the Employer’s obligations to make such payments shall be subject to the execution, enforceability and effectiveness of a general release and waiver of all claims by the Employee with respect to the Employer and its subsidiaries, and their respective affiliates, officers, directors, trustees, employees and agents, pursuant to a Separation Agreement in form and substance reasonably specified by the Employer.

5. Covenants of Executive.

(a) No Conflicts. Executive represents and warrants that Executive is not personally subject to any agreement, order or decree which restricts Executive’s acceptance of this Agreement and the performance of Executive’s duties with Employer hereunder.

(b) Non-Competition. During the Employment Term and, in the event of the termination of this Agreement pursuant to the provisions of Section 4(a)(ii) (by Employer with cause) or 4(b)(i) (by Executive without good reason) hereof, for a period of two years thereafter, Executive shall not, directly or indirectly, in any capacity whatsoever, either on Executive’s own behalf or on behalf of any other person or entity with whom Executive may be employed or associated, own any interest in, participate or engage in the day-to-day supervision, management, development, marketing or operation of any office or industrial real estate facilities or such other business as Employer may be engaged in during the Employment Term (the “Business”) which is competitive with any of Employer’s facilities. For purposes hereof, a facility will be deemed competitive with one of Employer’s facilities if such facility is located within ten (10) miles of a

-  5  -

facility owned, operated or managed by Employer or within ten (10) miles of a facility which Employer is developing or with respect to which Employer has signed a letter of intent or term sheet or binding contract for the acquisition, development or management thereof dated on or prior to the date of such termination. Furthermore, for a period of two years after any applicable Section 4 termination event, Executive shall not solicit, attempt to hire or hire any employee or client of Employer or solicit or attempt to lease space to or lease space to any tenant of Employer (collectively, the Non-Solicitation Provisions). Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

(c) Non-Disclosure. During the Employment Term and for a period of two years after the expiration or termination of this Agreement for any reason, Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret (as hereinafter defined) of Employer, whether such Trade Secret is in Executive’s memory or embodied in writing or other physical form. For purposes of this Section 5(c), “Trade Secret” means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general “know-how” information acquired by Executive prior to or during the course of Executive’s service which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

(d) Business Opportunities. During the Employment Term, Executive agrees to bring to Employer any and all business opportunities which come to Executive’s attention for the acquisition, development, management, leasing or marketing of real estate for industrial or office use.

(e) Return of Documents. Upon termination of Executive’s services with Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive’s possession or under Executive’s control.

(f) Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 5, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

(g) Acknowledgment. Executive acknowledges that Executive will be directly and materially involved as a senior executive in important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all

-  6  -

relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 5 are fair and reasonable, are minimally necessary to protect Employer, its other partners and the public from the unfair competition of Executive who, as a result of Executive’s performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that Executive will be able to earn a reasonable livelihood following termination of Executive’s services notwithstanding enforcement of the covenants contained herein.

(h) Nondisparagement. The parties further agree that during and after the termination of their employment relationship, each party shall refrain from making any disparaging remarks or comments with respect to any party hereto, and such remarks or comments shall be deemed a breach of the Agreement. The parties shall direct their respective attorneys, affiliates and investment bankers to refrain from making any disparaging remarks or comments with respect to any party hereto. Notwithstanding the foregoing, either party shall be permitted to make statements as reasonably necessary to enforce his or its claims under the Agreement in a legal proceeding.

6. Prior Agreements. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary, and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

7. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Subject to the provisions of Section 8 below, Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

8. Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement giving Executive the right to terminate this Agreement, in which case Executive shall be entitled to receive the compensation specified in Section 4(b)(ii) hereof. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

-  7  -

9. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, sent by courier or by certified mail, postage or delivery charges prepaid, to the following addresses:

if to Executive, to:

Richard M. FitzPatrick

c/o Prime Group Realty Trust

77 W. Wacker Dr.

Suite 3900

Chicago, IL 60613

with a copy to:

Richard M. FitzPatrick

5616 Templin Way

Plano, TX 75093

(b) if to Employer, to:

Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, IL 60601

Attention: Stephen J. Nardi

With a copy to:

Prime Group Realty Trust

Suite 3900

77 West Wacker Drive

Chicago, IL 60601

Attn: James F. Hoffman

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by certified mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 9.

10. Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

-  8  -

11. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

12. Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a “Contractual Provision”) is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

13. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

[signature page follows]

-  9  -

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

EMPLOYER: PRIME GROUP REALTY TRUST

By:	/S/ STEPHEN J. NARDI

PRIME GROUP REALTY, L.P.

By:	Prime Group Realty Trust, its General Partner

By:	/S/ STEPHEN J. NARDI

EXECUTIVE:

/S/ RICHARD M. FITZPATRICK
Richard M. FitzPatrick